CORPORATE PARTICIPANTS
Bob Higgins Trans World Entertainment Corp. - Chairman & CEO
John Anderson Trans World Entertainment Corp. - CFO
Mike Manske Trans World Entertainment Corp. - SVP, Merchandise and Marketing

CONFERENCE CALL PARTICIPANTS
William Meyers Miller Asset Management - Analyst
Harsha Gowda Blue Shore Capital – Analyst

Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Trans World Entertainment second-quarter 2013 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will be given at that time. (Operator Instructions).

As a reminder, this conference is being recorded. I would now like to introduce our host for today, Mr. Bob Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. Sir, please go ahead.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thank you, Karen. Good morning, everyone. Thank you for joining us as we discuss our second-quarter and first-half results. On the call with me today are John Anderson, our Chief Financial Officer, and Mike Manske, our Senior VP of Merchandise and Marketing.

For the second quarter, our net loss was $2.5 million as compared to a net loss of $1.9 million in the second quarter of 2012. For the first half, our net loss was $940,000 compared to net income of $910,000 during the same period in 2012. For the second quarter, our comp sales were down 3.6%.

Total sales for the quarter decreased 11% to $81 million compared to last year as our average stores and operation declined by 7%.

Now I will touch on our sales performance by category for the quarter. Video comp sales are down 3%. The decrease was driven by lack of new releases. Video represented 44% of our business during the quarter versus 43% last year.

Music comp sales declined 7%. The comp decline is a significant improvement from this minus 16% comp decline in the first quarter, driven by an improved performance in both new release and catalogue sales. The music category represented 32% of our business for the quarter compared to 34% last year.

One area we did very well in was trend comp sales, which increased 19%. We continue to take advantage of opportunities to strengthen our selection of entertainment-related merchandise. Trend sales represented 12% of our business for the quarter compared to 9% last year.

Electronic comp sales decreased 13%. We attribute the decline in electronics primarily to increased competition in headphones and the overall softness in the consumer electronics industry. Towards the end of the quarter, we completed an initiative to improve our assortment and customer shopping experience, which rolled out in about half the chain, and we will be evaluating results through the third quarter. Electronics sales represented 9% of our business for the quarter compared to 10% last year.

Video games comp sales were down 11% for the quarter. Game sales represented 3% of our business for the quarter compared to 4% last year.

John will now take you through the financial highlights for the quarter. John?

John Anderson - Trans World Entertainment Corp. - CFO

Thanks, Bob. Good morning.

As Bob mentioned, our net loss for the quarter was $2.5 million or $0.08 per diluted share as compared to last year’s net loss of $1.9 million or $0.06 per diluted share.

For the first half, we reported a net loss of $940,000 compared to a net income of $910,000 last year. EBITDA for the quarter was a loss of $1.1 million compared to a loss of $432,000 last year. For the first half, EBITDA was $1.8 million compared to $4.1 million last year.

Our gross margin rate for the quarter increased 30 basis points from last year to 39.6% of sales. After a significant improvement in gross margin rate in last year’s second quarter, we were able to further improve the gross margin rate year over year.

SG&A expenses were $33.2 million, a reduction of 8.5% from last year’s second quarter. The decrease in SG&A expenses was driven by the reduction in store count. SG&A expenses, as a percent of sales, was 41.1% compared to 39.8% for the same period last year.

Net interest expense was $487,000 in the quarter versus $522,000 last year. We ended the quarter with 355 stores and 2.1 million square plus feet in operation versus last year’s 379 stores and 2.4 million square feet.

Year over year we have lowered our inventory by $11 million and finished the quarter with $151 million in inventory, 7% below last year’s $162 million. On a per square foot basis, inventory was $71 versus $68 last year. We ended the quarter with cash of $95 million compared to $58 million last year.

As highlighted in our press release this morning, the independent members of the Board of Directors have approved a $22 million share repurchase program. Under the repurchase program, the Company has the authority to repurchase shares in the open market or through negotiated transactions from time to time. The Board of Directors determined that is in the best interest of the Company to repurchased shares at this time as an effective way to provide value to our shareholders.

Now I will turn it back over to Bob.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thanks, John.

Despite challenging results, there are several highlights for this quarter. We continue to deliver strong comp sales in our trend category. The trend category highlights our unique ability to sell entertainment-related merchandise from non-media categories and to market our stores as a complete entertainment destination.

We continued to maintain strong gross margin rates in our merchandise categories through disciplined price management. As John mentioned, we ended the quarter with $95 million in cash, and the Board approved a $22 million stock repurchase program. We opened seven stores during the quarter and closed five stores.

Our strategy for the balance of 2013 is to deliver value with an exceptional shopping experience to our customers. Given the competitive changes occurring in our industry, we are positioning ourselves to capitalize on opportunities in our core categories of music and video.

In addition, we will continue to aggressively seize opportunities to drive our sales and operating profits from investments in new and existing stores, as well as investments in growth categories. We are positioning our Company for future growth and look forward to the remainder of 2013.

Now, Karen, I’d like to open up the call to any questions we might have.

Operator

(Operator Instructions). William Meyers, Miller Asset Management.

William Meyers - Miller Asset Management - Analyst

Thank you for taking my question. I would like to know about gaming. Do you see that being a growth category going forward, and do you see the release of the new consoles this fall as something that is going to affect that category?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

I’ll let — Mike should answer that. I think he can answer it better.

Mike Manske - Trans World Entertainment Corp. - SVP, Merchandise and Marketing

Thanks for the question. And regarding gaming, we are definitely excited about the new consoles that are coming out later this year. With that being said, we do see the lifecycle of the gaming — the hardware gaming consoles not to have the same increases we saw through the last new consoles that came out a few years ago.

We will continue to manage this business as a growth opportunity for us. You might be aware, it’s not in all stores. It is in roughly 1/3 of our chain today, and we are looking for growth opportunities that are beyond just the hardware but also how we drive our used business and leverage our value proposition of buybacks.

William Meyers - Miller Asset Management - Analyst

Okay. And then one more question, if I may. You talked about I think that your inventory per square foot had increased during the last year. And I am wondering, is that a result mainly of the types of stores that were closed and opened or price increases or mix change? What would account for that?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Well, it definitely isn’t from price increases because prices have gone down in our industry. So that is a good thing.

But the increase is just a matter of, I think, we let it get a little out of control in this quarter because we were anticipating better sales, and we will have it under control, and we will get it back to the dollars per foot that we had last year.

William Meyers - Miller Asset Management - Analyst

Okay. So it was unplanned, actually, and you prefer to keep it a little bit lower.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Yes.

William Meyers - Miller Asset Management - Analyst

Okay. Well, thank you. That’s all for me.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Thank you, Bill.

Operator

Harsha Gowda, Blue Shore.

Harsha Gowda - Blue Shore Capital Analyst

Good morning, gentlemen. How are you?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Good.

Harsha Gowda - Blue Shore Capital - Analyst

So it looks like you might have mentioned the point that I was about to bring up. You said that you were expecting sales to be a little better this past quarter. Were you expecting those sales to be a little better due to Best Buy’s Renew Blue strategy and movement away from CD, DVD sales?

If so, I guess you haven’t seen it yet, but do you see it really picking up over the next few quarters?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

It is a hard thing to answer. We think just traffic in general was a little slower, from what we gathered, in the malls, which is a majority of our business today, and we feel we’ve picked up a minor amount from Best Buy. But it is too hard to tell right now, and I think we will know better in the next six months.

Harsha Gowda - Blue Shore Capital - Analyst

Okay. So do you have any plans to ramp up growth or start a few more stores in the next quarter or so in anticipation of the holiday season and the movement away from Best Buy?

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

We’ve got a few more stores left open, but it’s very few.

Harsha Gowda - Blue Shore Capital - Analyst

Okay. Great. And thank you again from the shareholders for doing something with the cash. I hope it picks up and accelerates over the next few quarters, but it is a good start.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Okay. Thank you very much, Harsha.

Operator

And I see no further questions in the queue at this time.

Bob Higgins - Trans World Entertainment Corp. - Chairman & CEO

Okay. Then, I would just like to take the opportunity to thank everyone for their dedication to our Company — our customers, vendors, and shareholders, and especially our Trans World associates. And we look forward to talking to you about our third-quarter results on November 21.

So if everybody could put that on their calendar, I would appreciate it, and thank you very much for your time today, Karen.

Operator

Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program, and you may now disconnect. Everyone, have a good day.